                                   EXHIBIT 2.1




                                    AGREEMENT

                                  BY AND AMONG

                           VISIONAMERICA INCORPORATED

                                       AND

                          ICON LASER EYE CENTERS, INC.

                             DATED FEBRUARY 24, 2000

                                    AGREEMENT




         This Agreement made and entered into this 24th day of February, 2000, by and between VISIONAMERICA INCORPORATED, a corporation organized and existing under the laws of the State of Delaware with its principal offices in Memphis, Tennessee ("VisionAmerica"), and ICON LASER EYE CENTERS, INC., a corporation organized and existing under the laws of Ontario, with its principal offices in Toronto, Canada ("ICON").

                                    RECITALS

         WHEREAS, the parties have previously entered into a Joint Venture Agreement dated February 14, 2000 (the "Prior Agreement");

         WHEREAS, the parties have not consummated several of the material elements anticipated by the Prior Agreement and wish to terminate the Prior Agreement;

         WHEREAS, ICON desires to purchase and VisionAmerica desires to sell 1,000,000 shares of common stock of VisionAmerica, subject to the terms and conditions contained herein; and

         WHEREAS, the parties intend by this Agreement to set forth in writing their full agreement relating to these matters.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed as follows:

         1. Termination of Prior Agreement. The parties have not consummated several material elements of the Prior Agreement, and the parties believe it is in their best interest to terminate the Prior Agreement. The Prior Agreement is hereby terminated. The parties acknowledge and agree that the Prior Agreement is void and of no further force or effect, and that neither party has any obligation to the other party in regard to the Prior Agreement or any claims for damages, losses or liabilities in connection therewith.

         2. Confidentiality Agreement. On January 12, 2000, the parties entered into a Confidentiality Agreement, which is attached hereto and incorporated herein as Exhibit A (the "Confidentiality Agreement"). The parties hereby ratify and confirm the Confidentiality Agreement.

         3. Sale of Stock. VisionAmerica hereby sells to ICON, and ICON hereby purchases from VisionAmerica one million (1,000,000) shares of $.06 par value common stock of VisionAmerica (the "Common Stock"), subject to the terms and conditions contained herein. The Common Stock is being purchased at $4.00 per share, for an aggregate total of $4,000,000 in U.S. Dollars. The parties acknowledge that the Common Stock has not been registered pursuant to any securities laws, including but not limited to those of Canada, the United States, or any state or province thereof, and that the Common Stock constitutes restricted securities as more fully described in Paragraph 7 hereof. Payment of the purchase price shall be in cash by wire transfer within 24 hours after execution and proper corporate approval of this Agreement and obtaining the consent provided for in Paragraph 9 hereof. After such payment, VisionAmerica shall promptly cause to be delivered to ICON a certificate or certificates representing the Common Stock, which stock certificates VisionAmerica has previously delivered to Thomson Kernaghan, which firm is holding such stock certificates, subject to the instructions of VisionAmerica. ICON acknowledges that in purchasing such Common Stock ICON is relying upon the representations and warranties of VisionAmerica contained herein. VisionAmerica acknowledges that in issuing and selling such Common Stock, and in authorizing the issuance of the Warrant described in Paragraph 8 herein, VisionAmerica is relying upon the representations and warranties of ICON contained herein.

         4. Registration Rights. Upon the written request of ICON within ten
(10) days after May 1, 2000, or sooner if it becomes clear to ICON that the parties cannot proceed with a business combination, VisionAmerica agrees in good faith to use its reasonable best efforts to cause the registration and effectiveness by June 30, 2000, of the 1,000,000 shares of Common Stock with the United States Securities and Exchange Commission (the "SEC"), pursuant to a Form S-1 Registration Statement in accordance with the requirements of the Securities Act of 1933. At its sole option VisionAmerica may, by a cash payment of $30,000 to ICON, extend for 30 days the deadline for registration contained in this paragraph (the "Extended Date"). Such registration shall be at the cost and expense of VisionAmerica, except that any underwriting fees or discounts, and any fees of ICON's counsel shall be the obligations of ICON. VisionAmerica agrees to provide to ICON and its counsel copies of any such registration filings and copies of any communications made to or received from the SEC. In addition to such federal registration, the parties shall jointly agree upon any blue sky registration that may be necessary or appropriate in connection with such proposed resales by ICON, provided that in any event such blue sky costs and expenses will not exceed $7,500. In the event that the parties have executed a definitive agreement in connection with a business combination by April 30, 2000, and are proceeding with such transaction, then the obligation of VisionAmerica to proceed with and obtain effectiveness of such registration may be deferred by VisionAmerica until the proposed business combination is consummated, or until such proposed business combination is terminated. In the event that VisionAmerica determines that the registration or the proposed business combination cannot be accomplished, or such registration or proposed business combination is denied by any federal or state authority, then VisionAmerica shall promptly notify ICON. In the event that a business combination between the parties is not consummated, then VisionAmerica's registration obligation under this Paragraph 4 shall continue until June 30, 2001, and VisionAmerica shall use its reasonable best efforts to provide ICON, on a timely basis upon request, a one time registration of the 1,000,000 shares of Common Stock, and, if applicable, any VisionAmerica common stock issued or issuable pursuant to the Warrant described in Paragraph 8 herein.

         5. VisionAmerica's Representations and Warranties. This Agreement has been duly and properly approved by the Board of Directors of VisionAmerica. Subject to the consent required by Paragraph 9 herein, VisionAmerica has the full right, power and capacity, and all authority and approval required to enter into, execute and deliver this Agreement and to perform and observe fully its obligations hereunder and to authorize, sell and issue the Common Stock and to authorize the contingent warrant as contemplated hereby. This Agreement has been fully executed and delivered by VisionAmerica and is the valid and binding obligation of VisionAmerica enforceable in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as to the availability of equitable remedies). Subject to the provisions of Paragraph 9 hereof, VisionAmerica has the full legal right, power and capacity, and all authority and approval required to issue the Common Stock, which stock shall be fully paid and non-assessable, and to authorize the issuance of the Warrant. The financial statements of VisionAmerica contained in its Form 10-K for the year ended December 31, 1998 and its Form 10-Q for the nine months ended September 30, 1999 present fairly the financial position of VisionAmerica as of the dates indicated and the results of its operations and cash flows for the periods specified, all in conformity with generally accepted accounting principles consistently applied. Since September 30, 1999, VisionAmerica has not sustained any material adverse change in its properties, assets, results of operations or financial condition. As a part of ICON's due diligence and review of information regarding VisionAmerica, ICON has reviewed certain non-public information regarding VisionAmerica, including projections, budgets, financial and other information, and the representations of VisionAmerica contained in the preceding sentence are subject to and qualified by such disclosures.

         6. ICON's Representations and Warranties. This Agreement has been duly and properly approved by the Board of Directors of ICON. ICON has the full right, power and capacity, and all authority and approval required to enter into, execute and deliver this Agreement and to perform and observe fully its obligations hereunder and to perform the transactions contemplated hereby. This Agreement has been fully executed and delivered by ICON and is the valid and binding obligation of ICON enforceable in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as to the availability of equitable remedies).

         7. Investment Intent. ICON acknowledges that the Common Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state or Canadian securities act, and that the Common Stock may not be sold or otherwise transferred by any person, including a pledgee, absent such registration, and the certificate representing such Common Stock shall bear a legend to such effect. ICON is acquiring the Common Stock for its own account, for investment purposes only and not with a view to distribution of such Common Stock within the meaning of Section 2(11) of the Securities Act, subject to sales by ICON upon registration of the Common Stock in the events described by Paragraph 4 hereof. ICON qualifies as an "accredited investor", as defined in Rule 501(a) pursuant to the Securities Act. ICON has received from VisionAmerica a copy of VisionAmerica's Form 10-K for 1998, VisionAmerica's Form 10-Q for the nine months ended September 30, 1999, VisionAmerica's 1998 Annual Report to Shareholders, and budgets, projections and other financial data relating to periods after September 30, 1999, and other non-public information. ICON has had the opportunity to ask questions of and receive answers from VisionAmerica senior management concerning VisionAmerica and the terms and conditions of this investment by ICON. ICON has had the opportunity to obtain such information as it desires and deems necessary concerning VisionAmerica from VisionAmerica senior management. ICON understands and acknowledges that VisionAmerica, in issuing and selling the Common Stock hereunder, and in agreeing to issue the Warrant described in Paragraph 8 hereof, is relying on the representations, warranties and undertakings of ICON contained herein, and ICON agrees to indemnify VisionAmerica with respect to the sale of the Common Stock and the Warrant and to hold VisionAmerica harmless against all liabilities, costs or expenses (including attorney fees) arising by reason of or in connection with any misrepresentation or any breach of such warranties by ICON.

         8. Contingent Warrant. In the event that: (i) the Common Stock has not been registered by the earlier of (a) June 30, 2000 or the Extended Date, if applicable, or (b) the date of a public announcement prior to June 30, 2000 or the Extended Date, if applicable, of a proposed purchase of VisionAmerica by or business combination of VisionAmerica with a third party other than ICON; and
(ii) ICON has proceeded in good faith with VisionAmerica to pursue a proposed business combination with VisionAmerica; and (iii) the parties have been unable to consummate such business combination by June 30, 2000 or the Extended Date, if applicable, then in such events VisionAmerica agrees to issue in the name of ICON and within five (5) business days to deliver to ICON a warrant (the "Warrant") to purchase 1,000,000 shares of VisionAmerica Common Stock. The exercise price of the Warrant shall be equal to: (x) in the event of an issuance pursuant to (i)(a) above, a price equal to the average closing price of VisionAmerica common stock, as reported on NASDAQ, for the trading days from March 1, 2000 through June 30, 2000 or the Extended Date, if applicable; and (y) in the event of an issuance pursuant to (i)(b) above, a price equal to the average closing price of VisionAmerica common stock, as reported on NASDAQ, for the trading days beginning March 1, 2000 and ending ten (10) days prior to any announcement made before June 30, 2000, of a transaction described in (i)(a) or
(i)(b) of this Paragraph. This Warrant shall expire (i) two years after its issuance, and (ii) at any time that a business combination between ICON and VisionAmerica is consummated. This Warrant may not be sold or assigned by ICON. The Warrant shall be in the form of and shall have the terms and conditions as contained in the form of warrant attached hereto as Exhibit B, and incorporated herein by reference.

         9. Third-Party Consent. The parties acknowledge that VisionAmerica has a credit facility with Banc of America Commercial Finance Corporation and other participating lenders, in the approximate principal amount of $31,600,000, and that this Agreement and the transactions anticipated hereby are specifically conditioned upon the written consent of such lending group to the sale and issuance of the Common Stock and to the authorization of the contingent Warrant, as contemplated herein. In the event that such written consent is not obtained by February 29, 2000, then this Agreement shall terminate and shall be of no further force or effect, except for the provisions of Paragraphs 1 and 2 hereof, which shall in any event be effective and binding on the parties. In the event of such termination, the VisionAmerica stock certificates referred to in Paragraph 3 hereof shall be immediately returned to VisionAmerica by Thomson Kernaghan. ICON acknowledges that its execution and performance of this Agreement are not subject to the approval of any third party, and will not violate the provision of any law, judgment, order, rule, regulation or contract to which ICON is a party or by which it may be bound.

         10. Standstill Provisions. ICON currently owns 440,000 shares of common stock of VisionAmerica, which shares were purchased by ICON in the open market prior to January 12, 2000. VisionAmerica does not own any common stock of ICON. Each of the parties agrees that it will not, directly or indirectly, from the date hereof until July 1, 2000, purchase or acquire the right to purchase any equity interest in the other party, except (i) as specifically provided herein, or (ii) if VisionAmerica breaches any of its obligations in this Agreement, or
(iii) in the event that any third party not directly or indirectly affiliated with ICON acquires, or publicly announces its intent to acquire, over five percent (5%) of the common stock of VisionAmerica, or (iv) VisionAmerica sells, or agrees to sell over 5% of its common stock to any third party.

         11. Undertakings. ICON acknowledges that, as a result of its purchase of the Common Stock hereunder, it is required to file with the SEC a Form 13D, and it will promptly make such filing. VisionAmerica acknowledges that it will promptly file with the SEC a Form 8-K concerning this Agreement.

         12. Proposed Laser Program Cooperation. VisionAmerica has an established presence in various markets which includes laser facilities, staff and working relationships with local ophthalmologists and optometrists. ICON has value-Lasik marketing experience, excimer lasers and a telephone/internet call center to support its marketing programs. The parties intend to work together in a cooperative manner such that in any approved market, each party will perform in its areas of expertise in a coordinated manner with the other party so as to produce a combined effort that is a comprehensive laser vision correction program for the general public and patients of referring optometrists. By March 31, 2000, VisionAmerica and ICON intend, subject to any required approval of VisionAmerica's lending group, to create and execute an appropriate agreement that establishes such proposed arrangement.

         13. Benefit. The Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. The parties hereby acknowledge that they may not assign any of their rights or obligations hereunder without the prior written consent of the other party. The parties hereby acknowledge that no other person is a third-party beneficiary hereunder.

         14. Brokers. The parties hereby acknowledge that neither has utilized or been obligated for the services of any broker or finder in connection with this transaction, and that neither party is obligated for any such fee or cost.

         15. Governing Law. This Agreement shall be governed by and shall be construed in accordance with the provisions of the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                        VISIONAMERICA INCORPORATED



                                        /s/ Thomas P. Lewis
                                        ----------------------------------------
                                        Thomas P. Lewis
                                        President



                                        ICON LASER EYE CENTERS, INC.



                                        /s/ Ghassan Barazi
                                        ----------------------------------------
                                        Ghassan Barazi
                                        President